Exhibit 99.2

Confirmation

Date: May 29, 2008

To:	Randy Cieslewicz
Telephone No: 512-334-7631
Facsimile No: 512-334-7695
Email: randy.cieslewicz@mm-games.com

From:	COMERICA BANK

Subject: Cap Transaction (CAP0250)

The purpose of this communication is to set forth the terms and conditions of the cap transaction entered into on the Trade Date referred to below (the “Collar Transaction”), between COMERICA BANK (“Party A”) and MEGABINGO, INC. and MGAM SYSTEMS, INC. (jointly and severally, each and collectively, “Party B”). This communication constitutes a “Confirmation” as referred to in the Master Agreement specified below.

This confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement, dated May 15, 2008 between Party A and Party B (the “Master Agreement”). All provisions contained in, or incorporated by reference to such Master Agreement shall govern this Confirmation except as expressly modified below.

Party A and Party B each represent that entering into the Cap Transaction is authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party, and it has reached its own conclusions about the Cap Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Cap Transaction, and has concluded that the Cap Transaction is suitable in light of its own evaluation of the Collar Transaction and its own financial capabilities and sophistication.

This Confirmation incorporates the definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) (The “Definitions”). In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

The terms of the particular Cap Transaction to which this Confirmation relates are as follows:

Initial Notional Amount:	USD 50,000,000.00

Notional Amortization:	none

Trade Date:	May 29, 2008

Effective Date:	June 2, 2008

Termination Date:	June 1, 2011 subject to adjustment in accordance with the Modified Following Business Day Convention.

FIXED AMOUNTS:

Fixed Rate Payer:	MEGABINGO, INC.
MGAM SYSTEMS, INC.
[jointly and severally, each and collectively, Party B]

Fixed Amount Payment Date:	June 2, 2008

Fixed Amount:	USD $390,000.00

FLOATING AMOUNTS:

Floating Rate Payer:	COMERICA BANK
[Party A]

Cap Rate:	5.00%

Floating Rate Payer Payment Dates [or, Period End Dates, if Delayed Payment or Early Payment applies]:	Monthly on the 1st of each month, commencing July 1, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	one (1) month

Floating Rate Day
Count Fraction:	Actual / 360

Reset Dates:	The first day of each Floating Rate Payer Calculation Period

Business Days	New York and London

Calculation Agent:	Comerica Bank

Offices:	Party A is not a Multi branch Party
Party B is not a Multi branch Party

Payment instructions for Party A in:	To be confirmed

Payment instructions for Party B in:	To be confirmed

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to the Cap Transaction by signing in the space provided below and sending a copy of the executed Confirmation by fax (248-371-6801).

It has been a pleasure working with you on this transaction and we look forward to working with you again in the future.

Confirmed:

COMERICA BANK		MEGABINGO, INC

By:	/s/ Greg Yovan	By:	/s/ Randy Cieslewicz
Name:	Greg Yovan	Name:	Randy Cieslewicz
Title:	Vice President	Title:	Chief Financial Officer
Date:	May 29, 2008	Date:	May 29, 2008

MGAM SYSTEMS, INC.

		By:	/s/ Randy Cieslewicz
		Name:	Randy Cieslewicz
		Title:	Chief Financial Officer
		Date:	May 29, 2008

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